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[LOGO APPEARS HERE]

                                            PHOENIXSTAR, INC.


FOR IMMEDIATE RELEASE                       Contact:
                                            --------
                                            Phoenixstar, Inc. Investor Relations
                                            Sean Clarke:  (303) 712-4647


            TCI SATELLITE ENTERTAINMENT, INC. AND PHOENIXSTAR, INC.
                      ANNOUNCE IN-ORBIT SATELLITE CLOSING

     ENGLEWOOD, CO, June 7, 1999 - TCI Satellite Entertainment, Inc. ("TSAT") and Phoenixstar, Inc., formerly known as PRIMESTAR, Inc. ("Phoenixstar"), announced today the consummation of the sale of the high-power satellite, which is currently in orbit at 119 degrees West Longitude (the "In-Orbit Satellite"), of Tempo Satellite, Inc. ("Tempo"), a wholly owned subsidiary of TSAT, to Hughes Electronics Corporation ("Hughes"), pursuant to an asset purchase agreement (the "Hughes High Power Agreement"), dated as of January 22, 1999, among Phoenixstar, Phoenixstar Partners L.P., a wholly owned subsidiary of Phoenixstar that was formerly known as PRIMESTAR Partners L.P. ("PLP"), Tempo, Hughes and certain stockholders (or affiliates of such stockholders) of Phoenixstar. Also pursuant to the Hughes High Power Agreement, Tempo transferred to Hughes its FCC authorizations with respect to the 119 degrees West Longitude orbital location (the "FCC License").

     In April 1998, in connection with a restructuring of Phoenixstar, TSAT granted to Phoenixstar a transferable option (the "TSAT Tempo Option") which permitted Phoenixstar to purchase all of the assets of Tempo, which included (i) the In-Orbit Satellite and (ii) another satellite, that was used as a ground spare (the "Ground Satellite"). In addition, Tempo had borrowed funds (the "Reimbursement Obligation") from PLP in order to construct and maintain the satellites. Tempo also had granted to PLP the right to lease capacity (the "Capacity Option") on the satellites. On March 10, 1999, pursuant to the Hughes High Power Agreement, Hughes acquired the Ground Satellite (and related assets) for aggregate consideration of $150 million, which was comprised of the following: (1) $9,750,000 paid to Phoenixstar and PLP for (a) Phoenixstar's assignment of that portion of the TSAT Tempo Option applicable to the Ground Satellite to Hughes and (b) PLP's partial termination and waiver of the Capacity Option as it applied to the Ground Satellite, (2) $750,000 paid to TSAT upon Hughes' exercise of the TSAT Tempo Option applicable to the Ground Satellite and
(3) the assumption and payment by Hughes of a portion of the Reimbursement Obligation applicable to the Ground Satellite in the amount of $139,500,000.

                                    -more-
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In-orbit Satellite Closing, page 2

     Regulatory approval from the FCC was required to transfer the FCC License to Hughes; the FCC approved such transfer on May 28, 1999.

     The aggregate consideration for the sale of the In-Orbit Satellite (and related assets) was $350 million, which was comprised of the following: (1) $22,750,000 paid to Phoenixstar and PLP for (a) Phoenixstar's assignment of that portion of the TSAT Tempo Option applicable to the In-Orbit Satellite to Hughes and (b) PLP's partial termination and waiver of the Capacity Option as it applied to the In-Orbit Satellite, (2) $1,750,000 paid to TSAT upon Hughes' exercise of the TSAT Tempo Option applicable to the In-Orbit Satellite and (3) the assumption and payment by Hughes of a portion of the Reimbursement Obligation applicable to the In-Orbit Satellite in the amount of $325,500,000.

     Phoenixstar and PLP intend to use the proceeds received from Hughes to repay a portion of their indebtedness.

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